Exhibit 23(ii)

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Kulicke and Soffa Industries, Inc. of our report dated September 15, 2008, relating to our audit of the consolidated financial statements of Orthodyne Electronics Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, which is included in the Current Reports on Form 8-K and Form 8-K/A filed by Kulicke and Soffa Industries, Inc. on July 2, 2009 and October 28, 2008, respectively.

We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Irvine, California
July 1, 2009